Exhibit 3.4

             CERTIFICATE OF THE DESIGNATIONS,PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D PREFERRED STOCK OF OBSIDIAN ENTERPRISES, INC.

     Pursuant to Section 151 of the General Corporation Law of the State of
                                    Delaware


     OBSIDIAN ENTERPRISES, INC., a corporation organized and existing under the General Corporation Law of the state of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

     That, pursuant to the authority expressly vested in the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted by unanimous written consent dated as of October 24, 2002, a resolution providing for the issuance of up to Two Hundred Thousand (200,000) shares of Series D Preferred Stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, as amended, this Board of Directors hereby creates a series of the Preferred Stock, $0.001 par value, of the Corporation to consist of Two Hundred Thousand (200,000) shares, and this Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Certificate of Incorporation, as amended, which are applicable to all series of the Preferred Stock, $0.001 par value, of the Corporation) as follows:

     Two Hundred Thousand (200,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as "Series D Preferred Stock" (hereinafter called the "Series D Stock") with the powers, preferences and rights hereinafter set forth.

     1. Designation and Number of Shares. The designation of such series of Preferred Stock, $0.001 par value per share, authorized by this resolution shall be Series D Convertible Preferred Stock ("Series D Preferred"). The maximum number of authorized shares of the Series D Preferred shall be Two Hundred Thousand (200,000) and no more.

     2. Rank. The Series D Preferred shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Corporation, rank par' passu with any other series of other equity securities of the Corporation, including the common stock, par value $.001 per share ("Common Stock") of the Corporation, and shall participate in any such event on an "as-if 'converted basis.

     3. Voting Rights. The holders of Series D Preferred shall: (i) be entitled to cast on each matter submitted to a vote of the stockholders of the Corporation the number of votes equal to the number of shares of Common Stock into which such shares of Series D Preferred could be converted pursuant to paragraph 4 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited; (ii) have voting rights and powers equal to the voting rights and powers of the Common Stock except as otherwise stated in 3(i) above in respect of the number of votes each share of Series D Preferred is entitled; and (iii) be entitled to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation. Fractional Votes shall not be permitted and any fractional voting resulting from the above formula (after aggregating all shares into which shares of Series D Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided below or by law, the holders of Series D Preferred and the holders of Series C Preferred Stock and Common Stock shall vote together as a single class and not as separate classes on all matters submitted to a vote of the Corporation's stockholders.

     4. Conversion, Adjustments and Registration Rights.

     (a) The shares of Series D Preferred shall be convertible at the option of any holder of record thereof, in whole or in part, any time and from time to time until 5:00 p.m., EST, on the date the Corporation causes a registration statement filed pursuant to Section 6 of the Securities Act (as hereinafter defined) to become effective as to any of the shares of Common Stock into which any of the shares of the Series D Preferred have been converted are convertible. The shares of Series D Preferred are convertible pro-rata into an aggregate of Thirty-Five Million (35,000,000) fully paid and non-assessable shares of Common Stock (or pro rata portion thereof as applicable), as hereinafter provided.

     (b) Before any holder of shares of Series D Preferred shall be entitled to convert the same into Common Stock, he shall deliver the certificate or certificates therefore, duly endorsed, at the office of the Corporation or the Corporation's transfer agent, if any, and shall give written notice to the Corporation that he elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Conversion shall be deemed to have been made effective on the date when such delivery is made, and such date is referred to herein as the "Conversion Date". The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of Series D Preferred, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid.

     (c) In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the assets of the Corporation, and in any such transaction in which the Common Stock (but not the Series D Preferred) is converted into or exchanged for securities, cash, or other property, each holder of Series D Preferred then outstanding shall have the right thereafter to convert each share of Series D Preferred held by him into the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series D Preferred was convertible immediately prior to such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the holders of shares of the Series D Preferred shall thereafter be applicable and effectively included in such certificate, articles of incorporation, or contract, as the case may be.

     (d) Subject to approval thereof by the shareholders of the Company, including the holders of the Series D Preferred voting as a single class with the holders of the Series C Preferred Stock and Common Stock of the Company, the Corporation shall amend its Certificate of Incorporation to authorize a sufficient number of shares of common stock to convert the shares of Series D Preferred to Common Stock and shall reserve out of its authorized but unissued shares of Common Stock, or its shares of Common Stock held in treasury, sufficient shares of Common stock to permit the conversion of the Series D Preferred at all times. All shares of Common Stock, which may be issued upon conversion of the Series D Preferred, shall be validly issued, fully paid and non-assessable. Following such Amendment to the Certificate of Incorporation, the Corporation shall not amend, alter or repeal this Certificate of Powers, Designations, Preferences, and Rights in any way which adversely affects the rights of the holders of the Series D Preferred, without the prior written consent of the holders of a majority of the then outstanding shares of Series D Preferred.

     (e) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series D Preferred shall be made without charge to the holders of shares of Series D Preferred converting such shares of Series D Preferred for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of shares of Series D Preferred converted.

     (f) Shares of Common Stock held in the treasury of the Corporation may in the Corporation's discretion be delivered upon any conversion of shares of the Series D Preferred.

     (g) All certificates for the shares of Series D Preferred and any shares of Common Stock issued upon conversion thereof shall bear the following legend:
"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFICATION UNDER THE BLUE SKY LAWS OR ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER
APPLICABLE BLUE SKY LAWS OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE AS CONFIRMED IN AN OPINION OF COUNSEL SATISFACTORY TO CORPORATION.

     IN WITNESS WHEREOF, Obsidian Enterprises, Inc. has caused hereunto this certificate to be signed by its Chief Executive Officer this 25th day of October, 2002.

                                   OBSIDIAN ENTERPRISES, INC.


                                   By:      /s/ Timothy S. Durham
                                   -----------------------------------------
                                   Timothy S. Durham, Chief Executive Officer